FIRST AMENDMENT TO
PURCHASE AND SALE AGREEMENT AND
JOINT ESCROW INSTRUCTIONS

This First Amendment is made and entered into on May 27, 2008 (the “Effective Date”) by and between by and between RKD Holdings, L.L.C. (“Seller”), and GameTech International Inc. (“Buyer”) and modifies that certain Purchase And Sale Agreement And Joint Escrow Instructions (the “Agreement”) between the parties dated March 31, 2008.  Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties”.  All of the terms and conditions of the Agreement unless expressly rewritten herein, shall remain in full force and effect.

Whereas, Seller and Buyer mutually desire to modify the terms of the Agreement;

Accordingly, the following terms and conditions shall apply as of the Effective Date of this First Amendment.

1. Section 3 of the Agreement is hereby amended by deleting the phrase “before the date which is ninety (90) days” in the fifth line and replacing it with “before the date which is one-hundred and twenty (120) days”.

2. The following is added as a new subparagraph (f) to Section 6 of the Agreement:

(f). The items identified in Exhibit D, attached hereto and incorporated herein, prior to or upon Close of Escrow shall be, as appropriate, repaired to good repair and working order reasonably acceptable to buyer, completed if not noted as a repair and, if either noted as a credit or not so repaired or completed, then credited to Buyer at Close of Escrow at the listed Associated Cost amount.

3. Exhibit D, Repairs and Credits, attached hereto and incorporated herein, is hereby added as an additional exhibit to the Agreement.

4. Section 10(c), No Further Warranties: “AS IS”, is hereby amended by deleting all use of the phrase “Section 9” therein and replacing them with the phrase “Section 9 and Section 6(f)”.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

“Buyer”                                                                                          “Seller”
GameTech International, Inc.                                                                           RKD Holdings, L.L.C.

By: ______________________                                                                           By: ______________________________

Its: ______________________                                                                           Its: ______________________________

Exhibit D
Repairs and Credits

	Item	Associated Cost
1	Exterior Paint Credit	$20,000
2	Credit for Exit Door Move (North East End)	$5,000
3	Asphalt refurbishment and repair Credit	$2,000
4	Pond repair (vandal damage)	$5,000
5	Loading dock wall repair	$1,500
6	Loading dock door repair	$2,000
7	Interior concrete cleaning	$500
8	Ceiling tiles repair	$2,500
9	South side double doors are damaged	$2,500
10	Break room floor cleaning/polishing	$5,000
11	Tile cleaning/polishing	$1,500
12	Leaking connection to the water heater repair	$1,000
13	Multiple toilet leaks repair	$1,000
14	Roof refurbishment and repair	$50,000
15	Unused chimney removal	$4,000
16	Exterior silo removal	$5,000
17	Loading Dock Hydraulics repair	$1,500

Items 4-17 to be repaired or removed by owner